Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in this Registration Statement on Form S-1/A of Access National Corporation, of our report dated February 5, 2004, relating to the consolidated statements of income, changes in shareholders’ equity and cash flows of Access National Corporation for the year ended December 31, 2003. We further consent to the reference to our Firm under the caption “Experts” in the prospectus forming a part of the Registration Statement.
/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
July 17, 2006